Exhibit 10.17

Jushi Holdings Inc.
Stock Option Grant Notice

Jushi Holdings Inc. (the “Company”), under its Amended 2019 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option (the “Option”) to purchase the number of subordinate voting shares of the Company’s common stock (the “Shares”) set forth below, subject to and conditioned upon shareholder approval of the Company’s adoption of the Plan. This Option is subject to all of the terms and conditions as set forth in this notice (the “Grant Notice”), in the Option Agreement and in the Plan, both of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in the Option Agreement and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:	10 years after grant date

Type of Grant:	☐ Incentive Stock Option	☒ Nonstatutory Stock Option

Exercise Schedule:       Options are exercisable at any time following vesting until the end of the Term.

Vesting Schedule:

______ of the Option will vest and shall cease to be subject to a substantial risk of forfeiture on ___________ (each such anniversary a “Vesting Date”), provided that the Grantee remains employed and in Continuous Service through such Vesting Date. Notwithstanding the foregoing, (i) in the event that a Change in Control occurs during the Grantee’s Continuous Service, all of the remaining unvested Shares shall become vested as of immediately prior to such Change in Control; and (ii) if Grantee’s Continuous Service is terminated by the Company or an Affiliate without Cause (as defined below), Grantee terminates his Continuous Service for Good Reason (as defined below) or Grantee’s Continuous Service is terminated due to Grantee’s death or Disability, then all of the remaining unvested Shares will become fully vested on such termination date.

For purposes of this Grant Notice and Option Agreement, “Cause” means with respect to the Grantee: (i) commission of a felony or other crime involving moral turpitude that has been fully adjudicated including all appeals during the Grantee’s Continuous Service; provided, that for the sake of clarity, no action or inaction by Grantee that may be considered a violation of any U.S. federal law prohibiting the sale of cannabis products shall be grounds for any termination by the Company for Cause; or (ii) a breach of any applicable fiduciary duty with respect to the Company based on Grantee’s gross negligence or willful misconduct.

For purposes of this Grant Notice and Option Agreement, “Good Reason” means (i) the assignment to the Grantee of any duties materially inconsistent with his position, including any change in status, title, authority, duties or responsibilities or other action which results in a material diminution in such status, title, authority, duties or responsibilities; (ii) a material reduction in the Grantee’s Base Salary by the Company; (iii) the relocation of the Grantee’s principal office to a location more than fifty (50) miles from his then current principal office; or (iv) Grantee finds a replacement for his position and such replacement is approved by the Board.

Payment:	By one or a combination of the following items:

•	By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company; or

•	By a “net exercise” arrangement, whereby Shares that would otherwise be issued on exercise will be deemed exercised but then immediately tendered back to the Company.

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement and the Plan.

As of the Date of Grant, this Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the Option and supersede all prior oral and written agreements with respect to the Option. By accepting the Option, Optionholder consents to receive documents governing the Option by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time to time.

*        *        *

Jushi Holdings Inc.		Optionholder:

By:		By:
	Signature		Signature
Name:		Name:
Title:		Date:
Date:

Attachments: Option Agreement, Amended 2019 Equity Incentive Plan

Jushi Holdings Inc.
Option Agreement

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Option Agreement”), Jushi Holdings Inc. (the “Company”) has granted you an option (the “Option”) under its Amended 2019 Equity Incentive Plan (the “Plan”) to purchase the number of subordinate voting shares of the Company’s common stock (the “Shares”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice.

1.            Vesting. The Option will vest as provided in your Grant Notice. Vesting will cease, in all events, on the termination of your Continuous Service after taking into account any acceleration that occurs on your termination.

2.            Number of Shares and Exercise Price. The number of Shares subject to the Option and the exercise price per Share in your Grant Notice will be adjusted for Capitalization Adjustments as provided in the Plan.

3.            Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the United States Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your Option until you have completed at least six months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise the Option as to any vested portion prior to such six month anniversary in the case of (i) your death or Disability or (ii) a Change in Control.

4.            Exercise prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”), you may elect at any time that is both during the period of your Continuous Service and during the term of your Option, to exercise all or part of your Option, including the unvested portion of your Option; however:

(a)            if the exercise restriction for Non-Exempt Employees applies, this Option may not be exercised until such restriction lapses;

(b)            this Early Exercise feature will expire immediately on your termination of Continuous Service, immediately prior to the effectiveness of an IPO and on the closing of any Change in Control;

(c)            a partial exercise of your Option will be deemed to cover first vested Shares and then the earliest vesting installments of unvested Shares; and

(d)            any Shares so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement that will result in the same vesting as if no early exercise had occurred.

5.            Method of Payment. You must pay the full amount of the exercise price for the Shares subject to the Option that you wish to exercise. If permitted in your grant notice, you may pay the exercise price through one or more of the following:

(a)            Provided that at the time of exercise the Shares subject to this Option is publicly traded, using a program consistent with Regulation T, as provided by the United States Federal Reserve Board (or similar program under applicable foreign law) that, prior to the issuance of Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale” or “sell to cover.”

(b)            If the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable on exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price. You must submit an additional payment to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued.

(c)            If permitted by the Board at the time of exercise, by delivery to the Company (either by actual delivery or attestation) of already-owned Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise the Option (or any vested portion thereof), will include delivery to the Company of your attestation of ownership of such Shares in a form approved by the Company. You may not exercise the Option (or any exercisable portion thereof) by delivery to the Company of Shares if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(d)            By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company.

6.            Whole Shares. You may exercise the Option (or any vested portion thereof) only for whole Shares.

7.            Compliance with Laws. In no event may you exercise the Option (or any vested portion thereof) unless the Shares issuable on exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the Shares would be exempt from the registration requirements of the Securities Act and compliant with all applicable laws, including the documentation requirements of Rule 701(e) of the Securities Act. The exercise of the Option (or any vested portion thereof) also must comply with all other applicable laws and regulations governing the Option. You may not exercise the Option (or any vested portion thereof) if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treasury Regulations Section 1.40l(k)-1(d)(3), if applicable).

8.            Term. You may not exercise the Option before the Date of Grant or after the expiration of the term of the Option. The term of the Option expires, subject to the provisions of the Plan, on the earliest of the following:

(a)            immediately on the termination of your Continuous Service for Cause;

(b)            three months after the termination of your Continuous Service for any reason other than for Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); however, if during any part of such three month period the Option is not exercisable solely because doing so would violate the registration requirements under the Securities Act or, if applicable, the comparable securities laws of another jurisdiction, the Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six months after the Date of Grant and (iii) you have vested in a portion of the Option at the time of your termination of Continuous Service, the Option will not expire until the earlier of (A) the later of (1) the date that is seven months after the Date of Grant, and (2) the date that is three months after the termination of your Continuous Service, and (B) the Expiration Date;

(c)            12 months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d) below);

(d)            12 months after your death if you die either during your Continuous Service or within three months after your Continuous Service terminates for any reason other than Cause;

(e)            the Expiration Date indicated in your Grant Notice; or

(f)            the day before the 10th anniversary of the Date of Grant.

If the Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the date that is three months before the date of the Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of the Option under certain circumstances for your benefit but cannot guarantee that the Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you exercise the Option more than three months after the date your employment with the Company or an Affiliate terminates.

9.            Exercise.

(a)            You may exercise the vested portion of the Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company), or making the required electronic election with the Company’s electronic platform (e.g., Carta) or designated broker (e.g., E*Trade), and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)            By exercising the Option you agree that, as a condition to any exercise of the Option, you must enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of the Option, (ii) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise or (iii) the disposition of Shares acquired on such exercise.

(c)            If the Option is an Incentive Stock Option, by exercising the Option you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the Shares issued on exercise of the Option that occurs within two years after the Date of Grant or within one year after such Shares are transferred on exercise of the Option.

10.            Transferability. Except as otherwise provided in this Section 10, the Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)            Certain Trusts. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A, the incentive stock option rules (if applicable) and applicable securities laws, you may transfer the Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state or foreign law) while the Option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)            Domestic Relations Orders. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A, the incentive stock option rules (if applicable) and applicable securities laws, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Option pursuant to the terms of a court approved domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-l(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to contact the Company’s Corporate Secretary regarding the proposed terms of any division of the Option prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If the Option is an Incentive Stock Option, the Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)            Beneficiary Designation. On receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise the Option and receive the Shares or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the Option and receive, on behalf of your estate, the Shares or other consideration resulting from such exercise.

11.            Right of First Refusal and Other Prohibition on Transfer. Before any Shares held by you or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company must consent as set forth below and the Company or its assignee(s) shall have a right of first refusal to purchase such Shares on the terms and conditions set forth in this Section 11 (the “Right of First Refusal”).

(a)            Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”); and (v) that the Holder shall offer to sell the Shares to the Company and/or its assignee(s) at the Offered Price.

(b)            Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase any or all of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c)            Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of the Company in good faith.

(d)            Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee) or by any combination thereof.

(e)            Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that (i) such sale or other transfer is consummated within 120 days after the date of the Notice, (ii) any such sale or other transfer is effected in accordance with any applicable securities laws and if requested by the Company, the Holder shall have delivered an opinion of counsel acceptable to the Company to that effect and (iii) the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such 120-day period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f)            Exempt Transfers. Despite anything to the contrary in this Agreement, the following transfers of vested Shares shall be exempt from the Right of First Refusal: (i) the transfer of any or all of the Shares on your death by will or intestacy to the your “immediate family” (as defined below) but only if each such transferee or other recipient agrees in a writing satisfactory to the Company that the Right of First Refusal (and all other restrictions on transfer set forth in this Agreement) shall continue to apply to the transferred Shares in the hands of such transferee or other recipient; (ii) any transfer of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations (except that the Right of First Refusal shall continue to apply thereafter to such Shares, in which case the surviving corporation of such merger or consolidation shall succeed to the rights or the Company unless the agreement of merger or consolidation expressly otherwise provides); or (iii) any transfer of Shares pursuant to the winding up, liquidation or dissolution of the Company. As used herein, the term “immediate family” shall mean the your spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of yours.

(g)            Termination of Right of First Refusal and Prohibition on Transfer. The Right of First Refusal and the prohibition on transfer set forth above shall terminate as to all Shares issued on exercise of your Option on the earlier of (i) first sale of Shares by the Company to the general public pursuant to an IPO, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded on the New York Stock Exchange or the Nasdaq Global Market or any other exchange designated by the Board from time to time.

12.            Option not a Service Contract. The Option is not an employment or service contract, and nothing in the Option, the Grant Notice, this Option Agreement or the Plan will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in the Option, the Grant Notice, this Option Agreement or the Plan will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13.            Non-Competition.

(1)            Non-Competition. In exchange for your access to the Company’s confidential information, your Continuous Service, and this grant of equity-based compensation award (regardless of it vests and/or is exercised), you agree that, effective only as of the Date of this Grant through ___________, during your Continuous Service and for a period of six (6) months from the date of termination of your Continuous Service for any reason (the “Restricted Period”), you will not engage, directly or indirectly, as a principal, officer, agent, employee, director, member, partner, stockholder (other than as the passive holder of less than ten percent (10%) of the outstanding stock of a publicly-traded corporation), independent contractor, or through the investment of capital, lending of money or property, rendering of consulting services or advice, or in any other capacity, whether with or without compensation or other remunerations, in the Restricted Business (as hereinafter defined) anywhere within the anywhere within the Restricted Area (as hereinafter defined). For purposes of this Agreement, the “Restricted Area” is the United States. For purposes of this Agreement, “Restricted Business” shall mean the multi-state operator business of cultivating, manufacturing, processing, packaging, purchasing, distributing, dispensing, and selling cannabis and hemp products; provided, such business has a market capitalization of at least $500,000,000.

(2)            Scope of Restrictive Covenants. Company and you recognize and agree that the Company conducts operations and generates revenues from clients throughout the Restricted Area. You acknowledge that the Company would be greatly damaged if you took action that would violate the restrictive covenants of this Section 13 anywhere in the Restricted Area. Accordingly, Company and you agree that the restrictive covenant provisions contained in this Section 13 are applicable to the Restricted Area, and you shall be prohibited from violating the terms of this Section 13 from any location anywhere in the Restricted Area. If there is any conflict between the terms in this Section 13 and any other restrictive covenants applicable to the Holder related to the Holder’s Continuous Service, the more restrictive terms will control.

(3)            Reasonableness of Restrictive Covenants. You agree and acknowledge that to assure the Company that it will retain the value of its operations, it is necessary that you abide by the restrictions set forth in this Agreement. You further agree and acknowledge that during your Continuous Service, you will be engaged in, obtain Confidential Information about, and have operational duties and responsibilities in connection with, all aspects of the Restricted Business. You further agree that the promises made in this Agreement are reasonable and necessary for protection of the Company’s legitimate business interests including, but not limited to: the Confidential Information; client good will associated with the specific marketing and trade area in which the Company conducts its business; the Company’s substantial relationships with prospective and existing clients, investors, distributors, vendors, and suppliers; and a productive and competent and undisrupted workforce. You agree that the restrictive covenants in this Agreement will not prevent you from earning a livelihood your chosen business, they do not impose an undue hardship on you, and that they will not injure the public.

(4)            Tolling of Restrictive Period. The time period during which you are to refrain from the activities described in Section 13 of this Agreement will be extended by any length of time during which you are in breach of any provision of this Agreement. You acknowledge that the purposes and intended effects of the restrictive covenants would be frustrated by measuring the period of the restriction from the date of termination of you Continuous Service where you have failed to honor the restrictive covenant until required to do so by court order.

14.            Withholding Obligations.

(a)            At the time you exercise the Option, in whole or in part, and at any time thereafter as the Company requests, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company and your grant notice), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the exercise of the Option.

(b)            You may not exercise the Option unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise the Option when desired even though the Option is vested, and the Company will have no obligation to issue a certificate for Shares unless such obligations are satisfied.

15.            Tax Consequences.

(a)            No Obligation to Minimize Taxes. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or your other compensation. In particular, you acknowledge that the Option is exempt from Section 409A only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per Share subject to this Option on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. Because the Shares are not traded on an established securities market, the Fair Market Value is determined by the Board, which may or may not have been in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the U.S. Internal Revenue Service will agree with the valuation as determined by the Board, and you shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates if the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

(b)            Early Exercise – 83(b) Election. You also agree that if you are permitted to exercise this Option prior to vesting, and in connection with that exercise, you wish to file an “83(b) election,” it is entirely your responsibility to timely file that election with the applicable taxing authority and provide a copy of that filing to the Company prior to the end of the calendar year in which you exercise the Option.

(c)            83(i) Election. You also agree that if you are permitted to exercise this Option and make an election under Code Section 83(i), and if, in connection with that exercise, you wish to file an “83(i) election,” it is entirely your responsibility to timely file that election with the applicable taxing authority and provide a copy of that filing to the Company prior to the end of the calendar year in which you exercise the Option.

(d)            Golden Parachute Taxes. You also agree that if the benefits provided for in connection with this Option or otherwise payable to you by the Company or any successor thereto (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits will be either (1) delivered in full or (2) delivered to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, despite that all or some of such benefits may be taxable under Section 4999 of the Code. On the reasonable request of the Company, you agree to execute a waiver of your right to receive that portion of any benefits provided hereunder or otherwise, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code, so that no payment or benefit provided hereunder or otherwise to you will be a “parachute payment” under Section 280G(b) of the Code.

16.            Notices. Any notices provided for in the Option, this Option Agreement, the Grant Notice or the Plan will be given in writing and will be deemed effectively given on receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.            Governing Plan Document. The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In addition, the Option (and any compensation paid or Shares issued under the Option) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

18.            Effect on Other Employee Benefit Plans. The value of the Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

19.            Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the Shares to be issued pursuant to the Option until such Shares are issued to you. On such issuance, you will obtain full voting and other rights as a stockholder of the Company. However, the Company may require, as a condition to such issuance, you to appoint the Company's Chief Executive Officer or other member of the Board as having the sole and exclusive power of attorney to vote all such Shares subject to the Option, which power shall be effective until the earlier of the completion of a Change in Control or an IPO. The Company may also require, as a condition to such issuance, you to execute an agreement pursuant to which you agree to join the Company’s then-current stockholder agreements. Nothing contained in the Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

20.            Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.            Vested Share Repurchase Option

(a)            Vested Share Repurchase Option. The Company and/or its assignee(s) will have the right, but not the obligation, to repurchase all of the vested Shares purchased on the exercise of this Option (the “Vested Shares”) if (i) your employment is terminated by the Company or any of its Subsidiaries or Affiliates for Cause, or (ii) you breach the terms of any restrictive covenant agreements with the Company or any of its Subsidiaries or Affiliates, including the Employee Proprietary Information and Inventions Agreement by and between you and the Company (the “Vested Share Repurchase Option”). The repurchase price for each vested share (the “Vested Share Repurchase Price”) will be the Fair Market Value per share on the Repurchase Date (as defined below).

(b)            Mechanics of Repurchase.

(i)            The date on which the Company exercises the Company’s Vested Share Repurchase Option is the “Repurchase Date” and unless otherwise determined by the Board, shall be the 60th day after the event giving rise to the Vested Share Repurchase Option. If required to avoid liability accounting to the Company, the Company’s Vested Share Repurchase Option will not occur until the date that is six months following the original purchase of the Vested Shares or such other time necessary to avoid liability accounting to the Company, and such date shall be the Repurchase Date.

(ii)            As of the Repurchase Date, the Company and/or its assignee(s) will become the legal and beneficial owner of such Vested Shares and all rights and interests therein or relating thereto. The Company and/or its assignee(s) will have the right to retain and transfer to their own names the number of Vested Shares being repurchased by the Company and/or its assignee(s), and you will no longer be considered the owner of the Vested Shares repurchased by the Company for record or any other purposes. The Vested Share Repurchase Price will be payable, at the option of the Company, in cash (including electronic wire transfer), by check, by cancellation of any debt owed by you to the Company or by any combination of the aforementioned methods. Within 30 days following the Repurchase Date, the Company and/or its assignee(s) will tender payment for the Vested Shares being repurchased. You agree to execute and deliver to the Company all documents necessary to transfer ownership of the Vested Shares to the Company, including, without limitation, any certificates evidencing the Vested Shares subject to the Company’s Vested Share Repurchase Option.

(c)            Your Rights. If the Company exercises its Vested Share Repurchase Option, as of the Repurchase Date, your only remaining right under this Agreement will be the right to receive the Vested Share Repurchase Price, and you will have no right whatsoever to retain the Vested Shares and will have no rights as a stockholder with respect to such Vested Shares.

(d)            Termination of Share Option Repurchase Option. The Vested Share Repurchase Option will terminate as to all Vested Shares on the earlier of (i) the first sale of Shares by the Company to the general public pursuant to an IPO, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded on the New York Stock Exchange or the Nasdaq Global Market or any other exchange designated by the Board from time to time.

22.            Escrow. As security for your faithful performance of the terms of this Agreement and to insure the availability for delivery of your Vested Shares on exercise of the Vested Share Repurchase Option, as well as the Company’s Right of First Refusal, you agree, upon an exercise hereunder, to deliver to and deposit with the Secretary of the Company or the Secretary’s designee (“Escrow Agent”), as Escrow Agent, three stock powers together with all certificates evidencing all of the Vested Shares. These documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to Joint Escrow Instructions provided by the Company and delivered to the Escrow Agent upon exercise of the Option.

23.            Miscellaneous.

(a)            The rights and obligations of the Company under the Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)            You agree on request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

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This Option Agreement, together with any appendix attached hereto that addresses local or foreign legal requirements, will be deemed to be signed by you on the signing by you of the Grant Notice to which it is attached.